                                                              Exhibit 99(m)(v)
                                                             Class C Dist Plan


                          THE PARK AVENUE PORTFOLIO
                   DISTRIBUTION PLAN PURSUANT TO RULE 12b-1
                   UNDER THE INVESTMENT COMPANY ACT OF 1940
                                CLASS C SHARES



        PLAN adopted as of the 1st day of July, 2000 by THE PARK AVENUE PORTFOLIO (the "Trust").

        WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company which offers for public sale separate series of shares of beneficial interest, each corresponding to a distinct portfolio which has been further divided into separate classes of shares (the "Shares"); and

        WHEREAS, the Trust desires to adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act (the "Plan") on behalf of each of its series which issues a class of shares currently designated as Class C shares with respect to the distribution of the shares of such class (the "Funds"); and

        NOW, THEREFORE, the parties agrees as follows:

        1. A. Each Fund that is named in an appendix which is attached hereto and made a part hereof is authorized to pay the distribution fees which are specified in such appendix (a "Fee Appendix") as compensation for distribution-related services that are primarily intended to result in the sale of Funds, including but not limited to: compensation to employees or independent contractors; compensation to and expenses of brokers and dealers who engage in or support the distribution of the Funds, including overhead and telephone and other communication expenses; the printing of prospectuses, statements of additional information and reports for other than existing shareholders; the preparation, printing and distribution of sales literature and advertising materials, and other direct and indirect distribution-related expenses, including expenses for the servicing and maintenance of shareholder accounts to the extent such amounts are in addition to amounts paid for such purposes under administrative services agreements. The fees set forth in a Fee Appendix are to be paid by the Funds named in such Fee Appendix monthly, or at such other intervals as the Trust's Board of Trustees (the "Board") shall determine to one or more entities that have entered into Distribution Agreements in accordance with Section 7 hereunder. Such fees shall be based upon the applicable Funds' average daily net assets during the preceding month, and shall be calculated and accrued daily.

               B. Any Fund may pay distribution fees at a lesser rate than the fees specified in the Fee Appendix which covers such Fund as agreed upon by the Board and as approved in the manner specified in subsections (a) and (b) of paragraph 2 of this Plan.

        2. This Plan shall not take effect with respect to any Fund unless it has been approved, together with any related agreements, by a majority vote, cast in person at a meeting (or meetings) called for the purpose of voting on such approval, of: (a) the Board; and (b) those Trustees of the Trust who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (the "Independent Trustees"). Nor shall this Plan take effect with respect to any Fund unless it has been approved by vote of at least a majority of the outstanding voting securities of such Fund.

        3. This Plan may continue in full force and effect with respect to each Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in subsections (a) and (b) of paragraph 2.

        4. The Fund shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to each Fund under this Plan and the purposes for which such expenditures were made.

        5. The Trust or any Fund may terminate this Plan at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the affected Fund.

        6. A. This Plan may not be amended to increase materially the amount of distribution fees to be paid by a Fund unless such amendment is approved by a vote of a majority of the outstanding voting securities of the affected Fund, and no material amendment to the other provisions of the Plan shall be made unless approved in the manner provided for approval and annual renewal in subsections (a) and (b) of paragraph 2 and paragraph 4 hereof.

               B. Where the effect of a requirement of the Investment Company Act which is reflected in any provision of this Plan is relaxed by a rule, regulation, order or change of interpretive position by the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, order or change of interpretive position.

        7. Subject to the approval of (a) the Board; and (b) those Trustees of the Trust who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto, each Fund is authorized to enter into a Distribution Agreement with third parties, including but not limited to Guardian Investor Services Corporation, to provide distribution-related services pursuant to this Plan.

        8. The amount of the distribution fees payable by any Fund under this Plan and any Distribution Agreement may be greater or lesser than the distribution-related expenses actually incurred pursuant to the Distribution Agreement. The distribution fees set forth in the applicable Fee Appendix with respect to a Series will be payable by such Series until the Plan is terminated or not renewed with respect to the Shares of that Series.

        9. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Trust shall be made solely at the discretion of the Trustees who are not interested persons of the Trust.

        10. As used in this Plan, the terms "majority of the outstanding voting securities," "assignment" and "interested person" shall have the same meaning as those terms have in the 1940 Act.

        11. The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to paragraph 4 hereof for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

        12. The Trustees of the Trust and the shareholders of each Series shall not be liable for any obligations of the Trust or any Fund under this Plan, or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Fund in settlement of any such right or claim, and not to such Trustees or shareholders.



                                                   THE PARK AVENUE PORTFOLIO




Attest:  /s/ John G. Kiernan                       By: /s/ Frank J. Jones

                                 FEE APPENDIX




The Class C Shares of the following series are authorized to pay a distribution fee, as compensation for distribution-related services described in the Plan, at an annual rate of 0.75% of the Fund's average daily net assets calculated daily and paid monthly (or at such other intervals as shall be determined by the Trust):


                          The Guardian Park Avenue Fund
                          The Guardian Park Avenue Small Cap Fund
                          The Guardian Asset Allocation Fund
                          The Guardian S&P 500 Index Fund
                          The Guardian Baillie Gifford International Fund The Guardian Baillie Gifford Emerging Markets Fund The Guardian Investment Quality Bond Fund
                          The Guardian High Yield Bond Fund
                          The Guardian Tax-Exempt Fund
                          The Guardian Cash Management Fund



                                                   THE PARK AVENUE PORTFOLIO


Attest:  /s/ John G. Kiernan                       By: /s/ Frank J. Jones